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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of Post-Effective Amendment No. 75 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 2-10685) (the "Registration Statement") for Sentinel Group Funds, Inc. of our report relating to the financial statements and selected per share data and ratios of Sentinel Pennsylvania Tax-Free Trust (formerly Provident Mutual Pennsylvania Tax-Free Trust) (the "Fund") appearing in the December 31, 1992 Annual Report to Shareholders of the Fund, which also is incorporated by reference into the Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also a part of the Registration Statement.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 29, 1996